UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant     ☑

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CATALYST BIOSCIENCES, INC.

(Name of Registrant as Specified in Its Charter)

JDS1, LLC

CCUR HOLDINGS, INC.

CIDM II, LLC

JULIAN D. SINGER

DAVID S. OROS

SHELLY C. LOMBARD

MATTHEW STECKER

IGOR VOLSHTEYN

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

On July 21, 2022, JDS1, LLC mailed the following letter to stockholders:

July 21, 2022

Dear Fellow Catalyst Biosciences, Inc. Stockholder:

Enclosed you will find the proxy materials of JDS1, LLC for the 2022 Annual Meeting of the Stockholders of Catalyst Biosciences, Inc. to be held in person on August 15, 2022, at 8:00 a.m., Pacific Time, at 611 Gateway Boulevard, Suite 710, South San Francisco, California 94080.

We, together with the other participants in our solicitation, own approximately 7.6% of Catalyst’s outstanding common stock, making us one of Catalyst’s largest stockholders. As a fellow Catalyst stockholder, we are seeking your support and asking you to vote TODAY by signing, dating, and returning the enclosed GOLD proxy card in the postage-paid envelope provided and vote FOR ALL of JDS1’s highly qualified and very experienced nominees – Shelly C. Lombard, Matthew Stecker, and Igor Volshteyn. You may also vote by phone or Internet by following the instructions on the enclosed GOLD proxy card.

CATALYST IS AT A CRITICAL JUNCTURE AND THE BOARD MEMBERS WHO ARE ELECTED AT THE ANNUAL MEETING COULD HELP DETERMINE WHETHER THE COMPANY DISTRIBUTES THE MAXIMUM AMOUNT OF CASH TO STOCKHOLDERS

•	Contrary to Catalyst’s protestations, our agenda is in pursuing this proxy contest is very clear. We are pursuing this proxy contest principally to ensure that the Board takes timely, if not immediate, action to distribute the maximum amount of its available cash to stockholders, including following through on Catalyst’s non-committal public statement, made in apparent response to our proxy contest, that it intends to, at some unspecified point in time, return “as much as” $65 million in cash to stockholders, with the total amount to be distributed dependent upon “several factors.” To be clear, Catalyst has never publicly committed to a minimum amount of cash it intends to distribute to stockholders. Nor has Catalyst ever publicly committed to a specific timetable for making any cash distributions to stockholders other than “as soon as practicable.”
•	We have no interest in controlling Catalyst and we are not even the largest stockholder. Our nominee slate is what may be referred to as a “minority slate” since, if elected, our nominees will be three directors on a Board with eight directors. Although our nominees would only constitute a minority on the Catalyst Board if elected, we believe they will bring a critical stockholder-oriented mindset and a sense of urgency to the need to unlock stockholder value by distributing to ALL stockholders the maximum amount of Catalyst’s available cash and cash equivalents, save for whatever Catalyst needs to retain to provide for contingent liabilities and administrative expenses.
•	The three highly qualified individuals we have nominated are extremely capable and ready to serve the best interests of ALL Catalyst’s stockholders. We believe our nominees will bring much needed financial and other expertise to the Catalyst Board.

UNDER THE WATCH OF THE INCUMBENT BOARD MEMBERS,
CATALYST STOCKHOLDERS HAVE SUFFERED TREMENDOUS VALUE DESTRUCTION

•	Under the watch of the incumbent Board, Catalyst stockholders have suffered tremendous value destruction. Catalyst’s stock price has plummeted by approximately 95.1% from its high of $35.60 in February 2018, and by approximately 78.7% since its closing price of $8.32 on July 22, 2019, when we called upon Catalyst to explore strategic alternatives.

•	Just over the past year, stockholders have suffered a decline of approximately 59%, even after the stock price’s rebound after Catalyst announced the sale of its complement portfolio for $60 million.
•	During the 16-year tenure of Dr. Usman on the Board, and as Chief Executive Officer, we are not aware of a single drug that has been commercialized at Catalyst. Yet, in 2021, Dr. Usman was awarded and/or paid more than $1.2 million in total compensation, while, during that same year, stockholders saw the value of their shares plummet by approximately 86%.
•	We believe that Catalyst’s stockholders have suffered enough value destruction under the watch of the incumbent Board and the Board should take immediate action to rebuild stockholder value by making a firm commitment to distribute the maximum amount of Catalyst’s available cash as soon as possible.

WE BELIEVE THAT STOCKHOLDERS NEED TO QUESTION WHETHER THEY CAN TRUST THE INCUMBENT BOARD MEMBERS TO ENSURE THAT CATALYST DISTRIBUTES THE MAXIMUM AMOUNT OF CASH TO STOCKHOLDERS

•	According to the Catalyst’s pro forma balance sheet, included as Exhibit 99.2 to the Form 8-K/A that Catalyst filed with the Securities and Exchange Commission on May 24, 2022, Catalyst has, as of March 31, 2022, approximately $87 million in cash and cash equivalents, after giving effect to the $53 million in net cash proceeds that Catalyst received from the sale of its complement portfolio on May 19, 2022.
•	We recognize that the total pro forma amount of cash that Catalyst disclosed as having as of March 31, 2022 may not all be currently available for distribution to stockholders since Catalyst may have incurred liabilities, obligations, and expenses since March 31, 2022, including, we believe, to fight us in this proxy contest and prevent our highly qualified nominees from being elected at the Annual Meeting and, thereby, prevent our nominees from being able to advocate for Catalyst to make a firm commitment to a maximum and timely cash distribution to stockholders.
•	However, like other stockholders, we have no visibility into how much cash Catalyst really has available to distribute to stockholders and how Catalyst is using its available cash.
•	With limited drug development projects and only a handful of employees remaining, Catalyst should explain to stockholders why it needs all the cash it currently holds.
•	We are also extremely concerned, as should all stockholders, that Catalyst has, to date, made no firm commitment to distribute any sum certain amount of cash within any fixed timetable. While Catalyst has publicly stated it intends to distribute “as much” as $65 million in cash to stockholders, depending upon “several factors,” we are concerned by Catalyst’s apparent unwillingness to publicly commit to any cash distribution amount to stockholders within a fixed period of time. The only time period that Catalyst has publicly specified for distributing cash to stockholders is “as soon as practicable.”
•	We also believe stockholders would be comforted if Catalyst would commit publicly that it will not use any of its available cash to pursue or engage in any strategic, investment, M&A, and/or financing opportunities, and instead use available cash solely for activities related to the ordinary course of business, paying off current liabilities, and winding down operations.

WE HAVE MADE NUMEROUS ATTEMPTS TO CONSTRUCTIVELY RESOLVE OUR CONCERNS WITH CATALYST, EVEN RECENTLY OFFERING TO DROP OUR STOCKHOLDER LITIGATION IF CATALYST WOULD COMMIT TO A TIMELY CASH DISTRIBUTION TO STOCKHOLDERS OF AT LEAST $60 MILLION

•	We have sought to constructively work in good faith with Catalyst and its Board. Prior to nominating our nominees and thereafter, we sought to engage in settlement discussions with Catalyst’s Board and its advisors in an attempt to establish a path to avoid a public proxy contest. Our efforts to reach a settlement with Catalyst were completely futile, as we believe Catalyst and its Board were more interested in “gamesmanship” and self-preservation than in working with us to avoid a proxy contest.
•	Most recently, on July 15, 2022, we sent a written settlement proposal to Catalyst’s representatives proposing, among other terms, that Catalyst commit to a cash distribution to stockholders of not less than $60 million. We also asked for Catalyst to make a firm commitment to distribute the remainder of its available cash within a year. As part of this settlement, we also indicated that we would drop all of our litigation against Catalyst, even though we are very confident in the merits of that litigation and believe we will ultimately prevail.
•	In response to our settlement proposal, Catalyst’s representatives made it very clear that Catalyst was not prepared to firmly commit to a cash distribution to stockholders of more than $43 million.
•	We continue to believe that Catalyst and its Board have forced us into a proxy contest that is extremely costly for both us and Catalyst and we remain open to alterative paths to ensure that Catalyst firmly commits to a timely distribution of the maximum amount of its available cash to stockholders.

SUPPORT JDS1’S EFFORTS TO UNLOCK STOCKHOLDER VALUE AND DRIVE THE MAXIMUM DISTRIBUTION OF AVAILABLE CASH TO STOCKHOLDERS BY VOTING FOR JDS1’S THREE HIGHLY QUALIFIED NOMINEES ON THE GOLD PROXY CARD TODAY

We also urge you to discard any white proxy card or voting instruction card you may receive from Catalyst. Even a WITHHOLD vote with respect to Catalyst’s nominees on its white proxy card will cancel any GOLD proxy card previously given to JDS1. If you previously signed a white proxy card sent to you by Catalyst, you can revoke that proxy card and vote for JDS1’s nominees by voting a new GOLD proxy card. Only your latest-dated proxy card will count.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating, and returning the enclosed GOLD proxy card today. If you have any questions or require any assistance with your vote, please contact Kingsdale Advisors, which is assisting us, at its address and toll-free numbers listed below.

We look forward to communicating further with you in the coming weeks.

Thank you for your support,

/s/ Julian D. Singer

Julian D. Singer

JDS1, LLC

Additional Information and Where to Find It

On July 19, 2022, JDS1, LLC and the other participants in its proxy solicitation filed a definitive proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission in connection with its solicitation of proxies for Catalyst Biosciences, Inc.’s 2022 Annual Meeting of Stockholders. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ JDS1’S PROXY STATEMENT, THE ACCOMPANYING GOLD PROXY CARD, AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, AND OTHER DOCUMENTS FILED BY JDS1 WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in JDS1’s Proxy Statement, including the schedules thereto. Stockholders can obtain JDS1’s Proxy Statement, any amendments or supplements to JDS1’s Proxy Statement and other documents filed by JDS1 with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: http://www.myproxyonline.com/jds1. Investors can also contact JDS1’s proxy solicitor, Kingsdale Advisors, toll free at 1-888-302-5677.

Contacts:

JDS1, LLC
Julian D. Singer, (201) 592-3400

Kingsdale Advisors
Michael Fein / Sylvia Hermina, (646) 651-1640
mfein@kingsdaleadvisors.com / shermina@kingsdaleadvisors.com